Ameritas Life Insurance Corp. [PLACEHOLDER FOR MARKETING NAME] GUARANTEED LIFETIME WITHDRAWAL BENEFIT

This rider is made a part of the policy and is based on the application and payment of the premium. This rider is subject to the terms and provisions of the policy and this rider. If there is a conflict between the terms of the policy and the terms of this rider, the rider language controls.

The purpose of the guaranteed lifetime withdrawal benefit provided under this rider is to provide security through a stream of income payments to the owner. This rider will terminate upon assignment or a change in ownership that results in the change of covered person, unless the new assignee or owner meets the qualifications specified in the ‘Rider Spousal Continuation’ section of this rider.

BENEFITS. This rider provides a withdrawal benefit that guarantees a series of annualized withdrawals from the policy, regardless of the policy’s accumulation value, until the death of the last surviving covered person.

DEFINITIONS

ACCUMULATION PHASE. Means the period of time between the rider date and the first date of the withdrawal phase. The rider will remain in accumulation phase for at least 30 days.

BENEFIT BASE. Means the amount used in conjunction with the lifetime distribution factor to determine the lifetime withdrawal benefit amount. The benefit base cannot be withdrawn and is not payable as a death benefit.

COVERED PERSON(S). Means:

(1) The owner(s) of the policy; or

(2) The annuitant(s) if the owner of the policy is a non-natural person, such as a trust; or

(3) The spouses at the time the joint spousal option is selected. Once the joint spousal option is elected, no change of covered persons will be permitted.

EXCESS WITHDRAWAL. Means the portion of any withdrawal taken during the withdrawal phase that exceeds the lifetime withdrawal benefit amount in that policy year.

GUARANTEED PHASE. Means the period of time during which lifetime withdrawal benefit amount payments continue to be made, although the policy’s accumulation value has been reduced to zero.

LIFETIME WITHDRAWAL BENEFIT AMOUNT (LWBA). Means the maximum amount that can be withdrawn under this rider during a policy year without reducing the benefit base.

MAXIMUM ANNIVERSARY ACCUMULATION VALUE. Means the highest policy accumulation value on any policy anniversary during the premium accumulation period shown on the rider schedule after the later of the rider date or the most recent reset date, if any. The maximum anniversary accumulation value cannot be withdrawn and is not payable as a death benefit.

PREMIUM ACCUMULATION VALUE. Means the sum of premiums paid plus interest at the premium accumulation rate compounded annually for the premium accumulation period shown on the rider schedule. This accumulation occurs during the accumulation phase beginning with the later of the rider date or the most recent reset date, if any. The initial premium accumulation value is equal to the policy’s accumulation value as of the rider date. The premium accumulation value cannot be withdrawn and is not payable as a death benefit.

REMAINING BALANCE. Means the most recently determined benefit base minus the sum of all withdrawals made since the later of the beginning of the withdrawal phase or the most recent step-up of the benefit base. The remaining balance will never be less than zero. The remaining balance cannot be withdrawn. It is payable as a death benefit in accordance with the ‘Death Benefit’ section below.

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REQUIRED MINIMUM DISTRIBUTION (RMD). Means an amount as defined by Internal Revenue Code Section 401(a)(9) and 408(b)(3) and related regulations. It is based on the previous year-end accumulation value of only the policy to which this rider is attached, including the present value of additional benefits provided under the policy and any other riders attached to the policy to the extent required to be taken into account under IRS guidance.

RIDER CHARGE BASE. Means the value used to calculate the monthly rider charge for each policy month. The initial rider charge base is set equal to the policy’s accumulation value as of the rider date.

During the accumulation phase, the rider charge base is established on each policy anniversary as the maximum of the policy’s accumulation value, the premium accumulation value, and the maximum anniversary accumulation value. During the policy year, the rider charge base is increased dollar for dollar for premiums paid since the previous policy anniversary. The rider charge base is also reduced for any withdrawal taken since the previous policy anniversary in the proportion that the withdrawal amount has to the policy’s accumulation value prior to the withdrawal as described in the ‘Withdrawals’ provision of the ‘Accumulation Phase’ section of this rider.

During the withdrawal phase the rider charge base is equal to the benefit base.

RIDER DATE. Means the date on which the premium accumulation period begins. Your rider date is shown on the rider schedule.

WITHDRAWAL PHASE. Means the period of time beginning with the occurrence of the first withdrawal as outlined in the ‘Withdrawal Phase’ section of this rider.

RIDER CHARGE

Beginning with the rider date, each month we will deduct a rider charge pro-rata from your investment options. The current and maximum charges are shown on the rider schedule. When your rider is issued, the current charge applies. The monthly rider charge is equal to the percentage shown on the rider schedule multiplied by the rider charge base.

The rider charge rate is subject to change upon policy anniversary, or upon reset as described in the ‘Reset Feature’ provision of the ‘Accumulation Phase’ section of this rider. If the rider charge rate increases, we will notify you at least 30 days prior to the policy anniversary.  The new rider charge rate will be specified in the notice and will not exceed the maximum rider charge rate shown on the rider schedule.

The rider charge will not be deducted after the policy’s accumulation value reduces to zero, or if the rider is terminated.

PERMITTED INVESTMENT OPTIONS

While this rider is in force, all of your policy’s premium and accumulation value must be allocated to the investment options approved for use with this rider. We reserve the right to change at any time the permitted investment options and/or place additional restrictions on the number of investment options that you are allowed to use, or the percentages you may allocate to each investment option while this rider is in force.

You may transfer your policy’s accumulation value between the permitted investment options; however, any transfer of your policy's accumulation value to an investment option that is not permitted for use with this rider will result in termination of your rider.

We will notify you at least 30 days prior to any change of permitted investment options. If we have not received alternate instructions from you prior to the closure of an investment option, we will transfer all of your policy's accumulation value from the discontinued investment option to a default investment option as specified in the notice. You may later request to transfer your policy’s accumulation value from the default investment option to any remaining permitted investment option.

We may close one or more permitted investment option(s) to additional premium payments and transfers. We will notify you at least 30 days prior to the closure(s). If you wish to make additional premium payments, you will be required to transfer your policy’s accumulation value to one of the remaining permitted investment options.

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ACCUMULATION PHASE

RESET FEATURE. On each policy anniversary during the accumulation phase, the premium accumulation value will be reset to the policy’s accumulation value, if it is greater. At the time of a reset:

(1)   A new premium accumulation period begins for the: (a) premium accumulation value; and

(b) maximum anniversary accumulation value.

(2)   If the rider charge rate increases, we will notify you at least 30 days prior to the policy anniversary. The new rider charge rate will be specified in the notice and will not exceed the maximum rider charge rate shown on the rider schedule.

(3)  You can decline the rider charge rate increase by providing written notice no later than 10 days prior to the policy anniversary. If you decline the rider charge rate increase, the reset feature will be suspended and the rider charge rate will remain unchanged for the current policy year.

After reset, the provisions of this rider will apply in the same manner as they applied when the rider was issued. The deduction of charges, limitations on withdrawals, and any future reset options available after the most recent reset will again apply and will be measured from the date of most recent reset.

WITHDRAWALS. You are permitted to take one withdrawal per policy year during the accumulation phase without initiating the withdrawal phase. You must indicate your wish to exercise this provision at the time you request the withdrawal. The withdrawal can be no sooner than 30 days after the rider date.  The withdrawal may be subject to surrender charges as provided by the base policy and any other rider issued with the base policy.

The premium accumulation rate that will be applied in the year of a withdrawal may be impacted by such withdrawal. The premium accumulation rate used in the policy year in which a withdrawal is taken is shown on the rider schedule.

A second request for a withdrawal in a policy year will automatically transition the rider to the withdrawal phase.

A withdrawal will reduce the rider charge base, premium accumulation value and maximum anniversary accumulation value in the same proportion that the withdrawal amount has to the policy’s accumulation value prior to the withdrawal. The amount of these adjustments may be more than the dollar amount of the withdrawal. The rider charge base, premium accumulation value and maximum anniversary accumulation value, respectively, after the withdrawal, will be equal to (A) minus the product of (A) and the quotient of (B) divided by (C):

A − (A ∗ (B / C))

Where:

(A) = the rider charge base, premium accumulation value or maximum anniversary accumulation value, respectively, prior to the withdrawal;

(B) = the withdrawal amount; and

(C) = the policy’s accumulation value prior to the withdrawal.

WITHDRAWAL PHASE

You may choose to begin LWBA payments no sooner than 30 days after the rider date, and no later than 60 days after the date we receive written notice.

BENEFIT BASE. The benefit base is established at the beginning of the withdrawal phase as the greatest of the following:

(1) the policy’s accumulation value;

(2) the premium accumulation value; and

(3) the maximum anniversary accumulation value.

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The benefit base is adjusted downward due to excess withdrawals and upward due to step-up or additional premium payments.

The benefit base is not used to determine other benefits or features of this rider.

LIFETIME WITHDRAWAL BENEFIT AMOUNT (LWBA). We guarantee that you may withdraw up to the LWBA, regardless of the policy’s accumulation value, until the death of the last covered person. Total withdrawals in a policy year that do not exceed the LWBA will not be subject to surrender charges as provided by the base policy and any other rider issued with the base policy. The LWBA is determined by applying the lifetime distribution factor to the benefit base. The lifetime distribution factor corresponds to the attained age of the youngest covered person at the beginning of the withdrawal phase. The lifetime distribution factor is shown on the rider schedule and will never change once it is established.

At any time that the benefit base is adjusted, the LWBA is re-determined by applying the lifetime distribution factor to the adjusted benefit base.

You have the choice of receiving withdrawals on an annual, semi-annual, quarterly, or monthly basis. If periodic withdrawals would be or become less than $100, we may change the frequency of withdrawals to an interval that will result in a payment of at least $100.

If, during the withdrawal phase, you withdraw less than the LWBA in a policy year, the unused portion cannot be carried forward to subsequent policy years.

IMPACT OF WITHDRAWALS ON BENEFIT BASE. Withdrawals taken during the withdrawal phase may impact the benefit base. Total withdrawals in a policy year up to the LWBA will not reduce the benefit base and will not impact the LWBA.

If you are required to take a RMD from the policy and the RMD exceeds the LWBA, the portion of the RMD that is greater than the LWBA will not be treated as an excess withdrawal. Any withdrawal amount that causes total withdrawals in a policy year to exceed the greater of the LWBA and the RMD will be treated as an excess withdrawal.

At the time a withdrawal is taken, if the total withdrawals in a policy year exceed the LWBA, the excess will be considered as an excess withdrawal. Excess withdrawals will proportionally reduce the benefit base. The benefit base adjustment may be more than the dollar amount of the excess withdrawal. The proportional reduction in the benefit base is equal to the quotient of (A) divided by the result of subtracting (C) minus (A) from (B):

A
B − (C − A)

Where:

(A) = the excess withdrawal amount with respect to the LWBA;

(B) = the policy’s accumulation value immediately prior to the withdrawal; and

(C) = the withdrawal amount.

A reduction in the benefit base will reduce the LWBA. No excess withdrawals will be allowed when the policy's accumulation value is zero.

If an excess withdrawal reduces the LWBA to an amount less than $100, we will pay the remaining balance in a lump sum. The rider and its benefits will be terminated.

STEP-UP OF BENEFIT BASE. On each policy anniversary during the withdrawal phase, we will compare the policy’s accumulation value to the benefit base. If the policy’s accumulation value is greater than the benefit base on any policy anniversary, we will set the benefit base to equal the policy’s accumulation value and recalculate the LWBA, which will increase the LWBA.

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ADDITIONAL PREMIUMS. Additional premium payments made during the withdrawal phase will:

(1) increase the policy’s accumulation value according to the provisions of the policy; and

(2) increase the benefit base; and

(3) increase the LWBA.

Premium payments made during the withdrawal phase may not exceed the limits shown on the rider schedule without our prior approval. Premium payments will not be accepted if the policy's accumulation value is zero.

GUARANTEED PHASE

If a withdrawal (including an RMD) reduces the policy’s accumulation value to zero and at least one covered person is still living, the following will apply:

(1) The monthly rider charge will no longer be deducted; and

(2) The LWBA will be provided until the death of the last surviving covered person under a series of pre-authorized payments according to a frequency selected by the owner, but no less frequently than annually; and

(3) No additional premiums will be accepted; and

(4) No additional step-ups will occur; and

(5) Any remaining balance will not be available for payment in a lump sum and cannot be applied to provide payments under an annuity option; and

(6) The policy and any other riders will cease to provide any death benefits.

RIDER SPOUSAL CONTINUATION

This section applies only to policies issued as nonqualified, or to policies issued as regular, SEP, SIMPLE, or Roth IRAs.

(1) If the covered person dies during the accumulation phase of this rider and if the surviving spouse of the deceased covered person meets the age requirements of this rider, the surviving spouse may elect to continue this rider for his or her life in accordance with its terms.

If the surviving spouse so elects, the rider will continue in the accumulation phase and the premium accumulation value and maximum anniversary accumulation value will be set equal to the policy’s accumulation value. The rider charge rate will equal the rider charge rate in effect for new issues of the same rider, but will not exceed the maximum rider charge shown on the rider schedule. If age requirements are not met, the rider will terminate.

(2) If the covered person dies during the withdrawal phase, the surviving spouse of the deceased covered person may elect to continue the rider in accordance with its terms. Total annual withdrawals, not to exceed the LWBA in effect on the date of the covered person's death, will be paid until such time that the remaining balance is reduced to zero. No step-up of the benefit base is available after the covered person's death.

DEATH BENEFIT

Upon the death of the last covered person, provided the rider is not in the guaranteed phase, the beneficiary may elect to receive either the death benefit as provided by the policy and other riders, as applicable, or the distribution of the remaining balance accomplished through the payment of the LWBA, subject to the IRS regulations relating to RMDs, until such time that the remaining balance is zero.

If the last surviving covered person dies and the policy’s accumulation value is zero as of the date of death, any remaining balance will be distributed to the beneficiary through the payment of the LWBA until such time that the remaining balance is zero.

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TERMINATION

Except as otherwise provided under the ‘Rider Spousal Continuation’ section, this rider will terminate without value on the earliest occurrence of any of the following dates:

(1) the date of death of the last surviving covered person;

(2) the date there is a change of owner that results in a change of covered person;

(3) the date annuity payments commence under an annuity income option as described in the policy;

(4) the date an excess withdrawal is taken such that the recalculated LWBA is less than $100;

(5) the date any investment restriction is violated;

(6) the date you provide written notice to terminate either this rider or the policy; or

(7) the date the policy is terminated.

If annuity payments are to commence at the maturity date under #3 above, the owner may select one of the following options:

(1) Apply the policy’s accumulation value under an annuity income option described in the policy; or

(2) Receive periodic annualized payments equal to the LWBA that would otherwise be determined at that time through a life contingent annuity.

In the case of divorce, this rider will continue provided the covered person does not change.

ANNUAL REPORT

Each policy year, we will send you an annual report that contains information regarding the current state of your rider. Before LWBA withdrawals have commenced, your annual report will provide a hypothetical LWBA amount based on the premium accumulation value shown in the report, and assuming the withdrawal phase started as of the date of the report. After LWBA withdrawals have commenced, your annual report will include your current LWBA amount.

AMERITAS LIFE INSURANCE CORP.

[	SPECIMEN	SPECIMEN	]
President		Secretary

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